Exhibit 23.4

We consent to the incorporation by reference in the registration statement on Form S-3 of Argan, Inc. of our reports dated February 16, 2004 and July 1, 2003, relating to the balance sheets of Vitarich Laboratories, Inc., as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows for the years then ended, which reports appear in the Form 8-K/A filed by Argan, Inc. with the Commission on November 15, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Davidson & Nick, CPA's
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Davidson & Nick, CPA's

Naples, FL
February 18, 2005